Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Investment Trust of our reports dated November 20, 2023, relating to the financial statements and financial highlights, which appear in ClearBridge All Cap Value Fund’s, ClearBridge Small Cap Value Fund’s, Franklin Global Dividend Fund’s and Franklin S&P 500 Index Fund’s Annual Report on Form N-CSR for the year ended September 30, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

January 22, 2024